Exhibit 2.1.2   Amendment to Articles dated October 27, 2000.



CERTIFICATE AMENDING ARTICLES OF INCORPORATION
OF
SHELL, INC.

The undersigned, being the President and Secretary of Shell, Inc., a Nevada Corporation, hereby certify that a majority vote of the Board of Directors and majority vote of the stockholders at a meeting held on October 6, 2000, it was agreed by unanimous vote that this CERTIFICATE AMENDING ARTICLES OF INCORPORATION be filed.

The undersigned further certifies that the original Articles of Incorporation of Shell, Inc. were filed with the Secretary of State of Nevada on the 20th Day of March 1996.

The undersigned further certifies that ARTICLE ONE of the original Articles of Incorporation are amended to read as follows:

ARTICLE ONE

The name shall be SAFE IDEA, Inc.

The undersigned hereby certify that they have on this 27th Day of October, 2000, executed this Certificate Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Nevada.



__________//ss//___________________
          ------
William Scott Marshall, President



__________//ss//___________________
          ------
Mark Taylor, Secretary


STATE OF NEVADA
COUNTY OF CLARK

         On this 27th Day of October, 2000, appeared before me, a Notary Public, the following named individuals, William Scott Marshall, President and Mark Taylor, Secretary of Shell, Inc., who acknowledged that they executed the above instrument.

_____//SS//_____
Notary Public